Exhibit (a)(1)(C)

AVISTAR COMMUNICATIONS CORPORATION
OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS
FOR NEW OPTIONS

ELECTION FORM

Before signing this election form, please make sure you have received, read and understand the documents that make up this offer, including: (1) the Offer to Exchange Certain Outstanding Options for New Options (the “Offer to Exchange”); (2) the cover letter from Robert F. Kirk, our Chief Executive Officer, dated May 18, 2010; (3) this election form; and (4) the withdrawal form.  The offer is subject to the terms of these documents as they may be amended, including, but not limited to the approval of the offer by our stockholders.  The offer provides eligible service providers who hold eligible options the opportunity to exchange these options for new options as described in Section 2 of the Offer to Exchange.  This offer expires at 9:00 p.m., Pacific Time, on June 15, 2010, unless extended.  PLEASE FOLLOW THE INSTRUCTIONS ATTACHED TO THIS FORM.

If you participate in this offer, you may exchange eligible options for new options.  For this purpose, eligible options are options outstanding and exercised that were granted after June 16, 2000 under either our 2000 Stock Option Plan or our 2000 Director Option Plan with an exercise price of $0.68 per share or higher and remain outstanding and unexercised as of the expiration date.  However, an option will not be an eligible option (and any election with regard to such option will be disregarded) if, on the expiration date, the exercise price of the option is equal to or less than the closing price of Avistar’s common stock on the expiration date.

In accordance with the terms outlined in the offer documents, if you elect to exchange your eligible options, you will receive new options.  The number of new options you receive will be based on the number of options you exchange, the exercise price of those options, and an exchange ratio, as described in Section 2 of the Offer to Exchange.

Each new option will vest in accordance with a new vesting schedule described in Section 9 of the Offer to Exchange.  Vesting on any date is generally subject to your continued service with Avistar through each relevant vesting date.  You will lose your rights to all exchanged options that are cancelled under the offer.

BY PARTICIPATING, YOU AGREE TO ALL TERMS OF THE OFFER AS SET FORTH IN THE OFFER DOCUMENTS.

If you would like to participate in this offer, please indicate your election by checking the box below and completing and signing this election form.  Please be sure to follow the instructions, which are attached.

To participate in the offer to exchange some or all of your eligible options, you must sign, date and deliver this election form via facsimile or e-mail (via PDF or similar imaged document file) before 9:00 p.m., Pacific Time, on June 15, 2010, unless extended, to:

Deb Laudo
Avistar Communications Corporation
Fax: (650) 525-1357
E-mail: dlaudo@avistar.com

Only responses that are complete, signed and actually received by Deb Laudo at Avistar by the deadline will be accepted.  Responses submitted by any other means, including hand-delivery, interoffice or U.S. mail (or other post) and Federal Express (or similar delivery service) are not permitted.

Please check the box:

☐           Yes, I wish to participate in the offer as to ALL of my eligible options.

I understand that all of my eligible options will be cancelled irrevocably on the cancellation date, currently expected to be June 15, 2010. I further understand that this election form will replace any election form I previously submitted.

☐           Yes, I wish to participate in the offer as to my eligible options listed below (please list):

Option Grant Number                                                                                Grant Date

I understand that my eligible options that are specifically listed above will be cancelled irrevocably on the cancellation date, currently expected to be June 15, 2010.

[signature page to follow]

I understand that if I choose to participate in this offer, but some of my eligible options are not “underwater” on the expiration date, that is, the exercise price of the option is equal to or less than the closing price of Avistar’s common stock on the expiration date of this offer, then those options will cease to be “eligible options,” my election with respect to those options will not be accepted, and I will keep those options in accordance with their original terms. I will not receive any new options or other benefit for those non-eligible options. My election will remain intact for any other eligible options I have elected to exchange.

Service Provider Signature

Servicer Provider Name (Please print)

Date and Time                                                                                 E-mail Address

RETURN TO DEB LAUDO AT AVISTAR BEFORE 9:00 P.M., PACIFIC TIME, ON JUNE 15, 2010.

AVISTAR COMMUNICATIONS CORPORATION
OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS
FOR NEW OPTIONS

INSTRUCTIONS TO THE ELECTION FORM

FORMING PART OF THE TERMS AND CONDITIONS OF THE OFFER

1.           Delivery of Election Form.

A properly completed and signed copy of this election form must be received via facsimile or e-mail (via PDF or similar imaged document file) before 9:00 p.m., Pacific Time, on June 15, 2010, by:

Deb Laudo
Avistar Communication Corporation
Fax: (650) 525-1357
E-mail: dlaudo@avistar.com

If Avistar extends the offer period, the completed election form must be received by Deb Laudo at Avistar by the date and time of the extended expiration of the offer.

The delivery of all required documents, including election forms, is at your risk.  Delivery will be deemed made only when actually received by Deb Laudo at Avistar.  In all cases, you should allow sufficient time to ensure timely delivery.  We intend to confirm the receipt of your election form by e-mail or U.S. mail within two (2) U.S. business days.  If you have not received a confirmation, it is your responsibility to ensure that your election form has been received by Deb Laudo at Avistar by June 15, 2010.  Only responses that are complete, signed and actually received by Deb Laudo at Avistar by the deadline will be accepted.  Responses submitted by any other means, including hand-delivery, interoffice or U.S. mail (or other post) and Federal Express (or similar delivery service) are not permitted.

Our receipt of your election form is not by itself an acceptance of your eligible options for exchange.  For purposes of the offer, we will be deemed to have accepted options for exchange that are validly tendered and not properly withdrawn as of when we give oral or written notice to the optionholders generally of our acceptance for exchange of such options, which notice may be made by press release, e-mail or other method of communication.

Avistar will not accept any alternative, conditional or contingent tenders.  Although it is our intent to send you by e-mail or U.S. mail a confirmation of receipt of this election form, by signing this election form, you waive any right to receive any notice of the receipt of the tender of your options, except as provided for in the Offer to Exchange.  Any confirmation of receipt sent to you merely will be a notification that Avistar has received your election form and does not mean that your options have been cancelled.  Your options that are accepted for exchange will be cancelled on the same U.S. calendar day as the expiration of the offer (but following the expiration of the offer), which is scheduled to be June 15, 2010.

2.           Withdrawal and Additional Tenders.

Tenders of options made through the offer may be withdrawn at any time before 9:00 p.m., Pacific Time, on June 15, 2010.  If Avistar extends the offer period beyond that time, you may withdraw your tendered options at any time until the extended expiration of the offer.  In addition, although Avistar currently intends to accept your validly tendered options promptly after the expiration of the offer, if we have not accepted your options on or before July 14, 2010, you may withdraw your tendered options at any time thereafter.

To withdraw your tendered options you must deliver a properly completed, signed and dated withdrawal form via facsimile or e-mail (via PDF or similar imaged document file) while you still have the right to withdraw the tendered options to:

Deb Laudo
Avistar Communications Corporation
Fax: (650) 525-1357
E-mail: dlaudo@avistar.com

You may not rescind any withdrawal and the eligible options withdrawn will be deemed not properly tendered for purposes of the offer, unless you properly re-elect to exchange some or all eligible options by delivering a new election form before the expiration date of this offer.

To re-elect to exchange some or all of your withdrawn eligible options, you must submit a new election form to:

Deb Laudo
Avistar Communications Corporation
Fax: (650) 525-1357
E-mail: dlaudo@avistar.com

Your new election form must be submitted before the expiration date of this offer in accordance with the procedures described in these instructions.  Because any prior election form will be disregarded, your new election form must indicate all eligible options you wish to exchange, not just those you wish to add.  Your new election form must be properly completed, signed and clearly dated after the date of your original election form and any withdrawal form you have submitted.  Upon the receipt of such a new, properly completed, signed and dated election form, any previously submitted election form or withdrawal form will be disregarded and will be considered replaced in full by the new election form.  You will be bound by the last properly submitted election form and/or withdrawal form we receive prior to the expiration date.

3.           Tenders.

If you intend to exchange options through the offer, you must tender all of your shares subject to each eligible option, except as noted herein.

You may pick and choose which of your eligible options you wish to exchange.  If you have exercised a portion of an eligible option, your election will apply to the portion that remains outstanding and unexercised.  If you have an eligible option that is subject to a domestic relations order (or comparable legal document as the result of the end of a marriage) and a person who is not an eligible service provider beneficially owns a portion of that eligible option, you may accept this offer with respect to the entire remaining outstanding portion of the eligible option if so directed by the beneficial owner as to his or her portion in accordance with the domestic relations order or comparable legal documents.  As you are the legal owner of the eligible option, Avistar will respect an election properly made by you and accepted by the Avistar and will not be responsible to you or the beneficial owner of the eligible option for any errors made by you with respect to such an election.

4.           Signatures on this Election Form.

If this election form is signed by the holder of the options, the signature must generally correspond with the name as written on the face of the option agreement or agreements to which the options are subject.  If your name has been legally changed since your option agreement was signed, please submit proof of the legal name change.

If this election form is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, that person should so indicate when signing, and proper evidence satisfactory to Avistar of the authority of that person to act in that capacity must be submitted with this election form.

5.           Other Information on this Election Form.

In addition to signing this election form, you must print your name and indicate the date and time at which you signed.  You also must include a current e-mail address.

You do not need to return your notices of grant or stock option agreement(s) relating to any tendered eligible options.

6.           Requests for Assistance or Additional Copies.

Any questions and any requests for additional copies of the Offer to Exchange or this election form may be directed to either Deb Laudo or Elias MurrayMetzger by phone at (650) 525-3328 or (650) 525-3339 or e-mail at dlaudo@avistar.com or emurraymetzger@avistar.com.  Election and withdrawal forms are also available on our intranet site at http://intranet3/HR/2000%20Stock%20Option%20Plan/Forms/AllItems.aspx.

Copies will be furnished promptly at Avistar’s expense.

7.           Irregularities.

We will determine, in our discretion, all questions as to the form of documents and the validity, form, eligibility, including time of receipt, and acceptance of any options.  Our determination of these matters will be final and binding on all parties.  We reserve the right to reject any election form or any options elected to be exchanged that we determine are not in appropriate form or that we determine are unlawful to accept.  We will accept all properly tendered options that are not validly withdrawn.  We also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any tender of any particular options or for any particular optionholder, provided that if we grant any such waiver, it will be granted with respect to all optionholders and tendered options.  No tender of options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering optionholder or waived by us.  Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any notice.  This is a one-time offer, and we will strictly enforce the election period, subject only to an extension that we may grant in our discretion.

Important:  The election form together with all other required documents must be received via facsimile or e-mail (via PDF or similar imaged document file) before 9:00 p.m., Pacific Time, on June 15, 2010 (unless Avistar extends the offer period), by:

Deb Laudo
Avistar Communications Corporation
Fax: (650) 525-1357
E-mail: dlaudo@avistar.com

8.           Additional Documents to Read.

You should be sure to read the Offer to Exchange, all documents referenced therein, and the cover letter from Robert F. Kirk, our Chief Executive Officer, dated May 18, 2010, before deciding to participate in the offer.

9.           Important Tax Information.

Please refer to Section 14 of the Offer to Exchange, which contains important tax information.  We also recommend that you consult with your personal advisors before deciding whether or not to participate in this offer.